Exhibit 99.1

Redfin Corporation Announces Proposed Public Offerings of Common Stock and Convertible Senior Notes
SEATTLE, July 16, 2018 (GLOBE NEWSWIRE) -- Redfin Corporation (NASDAQ: RDFN), the technology-powered residential real estate brokerage, announced today that it intends to commence concurrent underwritten public offerings of 3.5 million shares of common stock and $125 million aggregate principal amount of convertible senior notes due 2023. Neither offering is contingent on the completion of the other offering.
Redfin also intends to grant the underwriters of the common stock offering a 30-day option to purchase up to an additional 525,000 shares and the underwriters of the notes offering a 30-day option to purchase up to an additional $18.75 million aggregate principal amount of notes, solely to cover over-allotments.
Redfin intends to use the net proceeds from the offerings for working capital and other general corporate purposes, which may include technology development and marketing activities, general and administrative expenses and capital expenditures. Additionally, Redfin may choose to use a portion of the net proceeds to invest in or acquire third-party businesses, products, services, technologies or other assets. However, Redfin has no definitive agreements or preliminary plans with respect to any such acquisitions or investments at this time.
The notes will be senior, unsecured obligations of Redfin, and interest will be payable semi-annually in arrears. The notes will mature on July 15, 2023 unless earlier repurchased, redeemed or converted. Prior to April 15, 2023, the notes will be convertible at the option of holders during certain periods, upon satisfaction of certain conditions. Thereafter, the notes will be convertible at any time until the close of business on the second scheduled trading day immediately preceding the maturity date. Redfin may redeem for cash all or any portion of the notes, at its option, on or after July 20, 2021 upon satisfaction of certain conditions. Redfin will settle conversions of the notes by paying or delivering, as the case may be, cash, shares of its common stock, or a combination of cash and shares of its common stock, at its election. The interest rate, conversion rate, and other terms of the Notes will be determined at the time of pricing of the notes offering.
Goldman Sachs & Co. LLC is acting as lead book-running manager for the common stock offering and the notes offering. BofA Merrill Lynch and RBC Capital Markets are acting as bookrunners for the common stock offering and the notes offering, and Allen & Company LLC is acting as bookrunner for the common stock offering. Oppenheimer & Co. is acting as co-manager for the common stock offering.
Each offering is being made only by means of a prospectus. Copies of the preliminary prospectus related to each offering, when available, may be obtained from Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, New York 10282, or by telephone at (866) 471-2526 or by email at prospectus-ny@ny.email.gs.com.
A registration statement relating to these securities has been filed with the Securities and Exchange Commission (“SEC”) but has not yet become effective. These securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. This press release does not constitute an offer to sell or a solicitation of an offer to, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of federal securities laws, including statements regarding the timing, including consummation, of the proposed offerings, the anticipated size of the common stock offering, the anticipated dollar amount of the notes offering, the expected use of the net proceeds from the proposed offerings, and the terms of the notes. We believe our expectations related to these forward-looking statements are reasonable, but actual results may turn out to be materially different than our expectations due to certain risks and uncertainties. These risks include, among other things: (i) unfavorable market reactions to our anticipated expansion of Redfin Now and our estimated preliminary results for the three months ended June 30, 2018, each as described in the prospectus for each offering, (ii) a downturn in the real estate industry, (iii) changes to our competitive environment, (iv) prevailing market conditions and (v) the impact of general economic, industry or political conditions in the United States or internationally. Additional risks and uncertainties that could cause the forward-looking statements in this press release to materially differ from actual results are included under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2017, as supplemented by our Quarterly Report on Form 10-Q for the three months ended March 31, 2018, both of which are available on the SEC website at www.sec.gov. Risks to purchasers of the common stock and the notes are described under the caption “Risk Factors” in the prospectus relating to the applicable offering. All forward-looking statements reflect our beliefs and assumptions only as of the date of this press release. We undertake no obligation to update forward-looking statements to reflect future events or circumstances.

Contacts
Investor Relations
Elena Perron, 206-576-8610
Investor Relations
ir@redfin.com

Public Relations
Jani Strand or Rachel Musiker, 206-588-6863
Public Relations
press@redfin.com